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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 15(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

    PETERSON                        JEFFREY                           K.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    1707 Waldemere Street
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                                   (Street)

    SARASOTA                          FL                              34239
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        (City)                      (State)                           (Zip)



2.  Issuer Name and Ticker or Trading Symbol  CENTRAL EUROPEAN DISTRIBUTION CORP
                                              ----------------------------------
    (CEDC)
    -----

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year                  06/01
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [X] Director    [X] Officer             [X] 10% Owner    [_] Other
                        (give title below)                       (specify below)

        Executive Vice President
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]  Form filed by One Reporting Person
    [_]  Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-
   of                    action     action          or Disposed of (D)                Securities           ship
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct     7. Nature of
                         Day/    -----------------------------------------------      End of               (D) or        Indirect
                         Year)                                                        Month                Indirect      Beneficial
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           Ownership
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
CEDC Common Stock                                               A                   623,740              D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

Derivatives
Acquired
-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conversion or    3. Transaction      4. Transaction         5. Number of
    Security (Instr. 3)               Exercise            Date                 Code                  Securities
                                      Price of            (Month/             (Instr. 8)             (A) or Disposed
                                      Derivative          Day/                                       or (D)
                                      Security            Year)                                      (Instr. 3, 4, and 5)

                                                                           ---------------------------------------------------
                                                                           Code V                      (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Central European
  Distribution Corporation
  Common Stock                     $4.00               4/23/01             A                         5,000
-----------------------------------------------------------------------------------------------------------------------------

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

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

                              Nature of
                              Indirect
------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable           Underlying Securities        of          of Deriv-        ship          ture
                                 and Beneficial    (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Expiration                                     ative       Secur-           of De-        direct
                                 Date                                           Secur-      ities            rivative      Bene-
                                 (Month/Day/                                    ity         Bene-            Security      ficial
                                 Year)                                          (Instr.     ficially         Direct (D)    Owner-
                                 (instr. 4 )                                    5)          Owned            or Indir-     ship
                               --------------------------------------------                 at End           ect (I)       (Instr.
                               Date     Expira-                 Amount or                   of              (instr 4)      4)
                               Exer-    tion         Title      Number of                   Month
                               cisable  Date                    Shares                      (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                              4/23/02   4/23/11   Common Stock   5,000                     628,740              (D)
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

                           (Print or Type Responses)               (Over)

(Form 4-07/98)

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.

          /s/ JEFFREY K. PETERSON               6/10/01
------------------------------------------    ------------
          **Signature of Reporting Person        Date

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.


                                  Page 2 of 3